EXHIBIT 1

                             SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the "AGREEMENT") is made as of this 3rd day of September, 2009, by and between (i) Ronex Holdings, Limited Partnership ("RONEX"), an Israeli limited partnership wholly owned by certain limited partnerships managed by FIMI IV 2007 Ltd. and FIMI Opportunity 2005 Ltd., and
(ii) the persons set forth on the signature page hereto (together, "ALPHA").

WHEREAS, Retalix Ltd. (the "COMPANY") is an Israeli public company, whose Ordinary Shares, nominal value NIS 1.00 each ("ORDINARY SHARES"), are traded on the Tel-Aviv Stock Exchange and Nasdaq Global Select Market ("NASDAQ"); and

WHEREAS, Ronex and its affiliates own, directly and indirectly, as of the date hereof 3,253,367 Ordinary Shares of the Company; and

WHEREAS, Subject to the consummation of the transactions contemplated under that certain Purchase Agreement dated as of the date hereof, by and between Alpha and the Company (the "PURCHASE AGREEMENT"), Alpha will own at the Closing thereof (the "CLOSING") such number of Ordinary Shares representing approximately 20% of the issued and outstanding share capital of the Company and warrants to purchase from the Company up to 1,250,000 Ordinary Shares; and

WHEREAS, Ronex and Alpha (each, a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS") wish to set forth the general terms and conditions with respect to their relationship vis-a-vis the Company and their holdings of Ordinary Shares of the Company, as of the date hereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties hereto agree as follows:

1.   BOARD OF DIRECTORS; CEO.

     1.1. The Shareholders hereby agree to vote in any shareholders meeting during the term of this Agreement, all of the Ordinary Shares of the Company (including without limitation, Ordinary Shares owned following the exercise, conversion or exchange of any options or warrants to purchase Ordinary Shares, or other securities convertible into, or exercisable for, Ordinary Shares (collectively, "CONVERTIBLE SECURITIES")), now or hereafter owned or controlled by them, whether beneficially or otherwise held by them or their affiliates, for the election to the Company's board of directors ("BOARD") of: (i) six (6) directors designated by Alpha and three (3) directors designated by Ronex, and (ii) two (2) external directors designated by Ronex.

     1.2. If required under applicable law, one of the persons designated by Ronex shall be female.

     1.3. If and so long as required under applicable law, rules and regulations, the Shareholders shall cooperate and use reasonable efforts to designate directors so that: (i) one of the directors shall qualify as financial expert in accordance with Nasdaq rules and regulations and, if applicable, Israeli Companies Law, 1999; (ii) a majority of the Board shall be considered "independent directors" as defined under Nasdaq rules and regulations; and (iii) the Company shall have a lawful audit committee, inter alia, taking into account
          Section 115 of the Israeli Companies Law, 1999. Until the second anniversary of the Closing, if Alpha exercises its right to designate directors to the Company's Board of Directors pursuant to this Agreement, then, subject to and to the extent permitted by applicable law, a majority of the Alpha Promoters (as defined below) will be designated by Alpha to serve as directors (taking into account, for such purpose, the Alpha Promoters then serving as directors).

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     1.4. To the maximum extent permitted by applicable law, including fiduciary duties under applicable law, the Shareholders shall use their reasonable efforts to cause a number of board designees of Alpha and Ronex, in the same proportion reflected in the Company's Board pursuant to Section 1.1 above, to be elected or appointed to the board of directors of any of the Company's active subsidiaries.

     1.5. The identity of the Company's Chief Executive Officer shall be determined by Board of Directors. Ronex shall be given an opportunity to meet with the candidate. Alpha shall consult with Ronex prior to determining the identity of the Company's Chief Executive Officer, and shall use commercially reasonable efforts to accommodate the views of Ronex in connection therewith and take them into account in making its decision.

     1.6. Each Shareholder agrees not to, and to cause its respective affiliates not to, whether directly or indirectly, (i) make, or in any way participate in any "solicitation" of "proxies" to vote (as such terms are used in the rules under the Securities Exchange Act of 1934 (collectively, as amended, the "EXCHANGE ACT")), submit any shareholder proposal to the Company or demand that the Company convene a shareholders meeting, or (ii) seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; in each case, in respect of any resolution or matter which conflicts, violates or contravenes the provisions of this Section 1.

     1.7. Each Shareholder shall vote, and cause its affiliates to vote, any of their respective Ordinary Shares now or hereafter owned or controlled by them, whether directly or beneficially, AGAINST any proposed resolution which may conflict, violate or contravene any of the provisions of this Section 1.

2.   SALE OF ORDINARY SHARES BY A SHAREHOLDER.

     2.1. At any time, and from time to time after the Closing, if a Shareholder (the "SELLING PARTY") wishes to sell or otherwise transfer (each, a "TRANSFER"), whether directly or indirectly, in one or a series of transactions, a block of Ordinary Shares that represents in the aggregate 5% (five percent) or more of the issued and outstanding share capital of the Company on the date of the Offer (as defined below), such Selling Party shall be required to first offer the Ordinary Shares that such Shareholder wishes to Transfer (the "OFFERED SHARES") to the other Shareholder(s) (each, the "OFFEREE"). For the purpose of this Section 2, (i) Transfers of Ordinary Shares to any person or group of persons (other than to Permitted Transferees) of an aggregate of 5% (five percent) or more of the issued and outstanding share capital of the Company during any six months period shall be subject to this Section; (ii) Transfers of Ordinary Shares that, to the Selling Party's knowledge (based solely on a representation or public filing made by the transferee(s) as to their holdings prior to the Transfer), result in any person or group of persons holding in the aggregate 5% (five percent) or more of the issued and outstanding share capital of the Company shall be subject to this Section; (iii) unless expressly stated otherwise, any reference in this Section to "Shareholder" shall also include its Permitted Transferees which following a Permitted Transfer (as defined below) become the holders or owners of Ordinary Shares, whether directly or beneficially; and
          (iv) any Permitted Transferees of the Selling Party, which are or become the holders or owners of Ordinary Shares, whether directly or beneficially, shall not be deemed an Offeree in a Transfer by such Selling Party.


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     2.2. The Selling Party shall send the Offeree(s) a written offer in which the Selling Party shall specify the following information (the "OFFER"): (i) the number of Offered Shares that the Selling Party proposes to sell or transfer; (ii) a representation and warranty that the Offered Shares proposed to be sold or transferred are free and clear of all liens, pledges, debts, security interests and other third party interests; and (iii) the price that the Selling Party intends to receive in respect of the Offered Shares, which shall be stated in cash, and the requested terms of payment thereof.

     2.3. The Offer shall constitute an irrevocable offer made by the Selling Party to Transfer to such Offeree(s) the Offered Shares covered by the Offer, upon the terms specified in the Offer and as described below. In case of more than one Offeree, each Offeree shall be entitled to purchase its pro rata portion of the Offered Shares and any pro rata portion that the other Offerees declined or failed to purchase (for the purposes of this Section 2, "pro-rata portion" of an Offeree shall mean: a fraction, the nominator of which shall be the number of issued and outstanding shares held by such Offeree and the denominator of which shall be the aggregate number of all issued and outstanding shares held by the Offerees). An Offeree that wishes to purchase the Offered Shares, shall notify the Selling Party of its agreement to purchase the Offered Shares by no later than 3 business days of receipt of the Offer, indicating the maximum number of Offered Shares it wishes to so purchase (and, without derogation from the above, it is clarified that the pro-rata portion of the Offered Shares of any single member comprising of Alpha need not necessarily reflect such member's pro-rata portion holdings vis-a-vis the other members of Alpha). The Selling Party shall be obligated to sell the Offered Shares to the Offeree(s) only if the acceptance(s) of the Offer by the Offeree(s), in the aggregate, is in respect of all (but not less than all) of the Offered Shares on the terms and conditions as described in the Offer.

     2.4. If the Offeree(s) decline(s) to purchase the Offered Shares in their entirety upon the terms specified in the Offer or do(es) not respond to the Offer within the period mentioned above, the Selling Party may Transfer all the Offered Shares (but not less than all, and subject to Section 3 below) to a third party, provided that such Transfer is consummated (i) in a bona fide transaction, (ii) at a price that is not lower than that specified in the Offer, and other terms (including, payment terms) that are no more favorable to the purchaser than those specified in the Offer, and (iii) within 90 days following the expiration of the foregoing 3 business-days period. Any transaction contemplated under the Offer that is not consummated by the Selling Party in compliance with the preceding sentence, shall require the Selling Party to again comply with the terms and conditions of this Section 2.

     2.5. If the Offeree(s) agree(s) to purchase the Offered Shares upon the terms specified in the Offer, the Selling Party shall sell the Offered Shares to the Offeree(s) against payment by the Offeree(s) of the aggregate consideration as specified in the Offer. The closing of the purchase of the Offered Shares shall take place on the later of (i) the third business day following the acceptance(s) of the Offer by the Offeree(s), or (ii) such time as the regulatory approvals and requirements with respect to the purchase of such Offered Shares (if any) shall have been satisfied (other than the internal corporate approvals of each of the parties to such transaction which shall be obtained at the entry into such transaction), at such place in Israel as the relevant parties shall agree.


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     2.6. Without derogating from the provisions of the above sub-Sections in this Section 2 and Section 3, a Shareholder that wishes to Transfer, in one or a series of transactions, Ordinary Shares in such amount that following such Transfer the Shareholder's holding in the Company will be less than 9% of the then issued and outstanding share capital of the Company (a "QUALIFIED SALE"), will (i) notify the other Shareholder in writing of its intention to do so prior to the consummation of the Qualified Sale, and in any event no less than 60 days in advance; and (ii) will not consummate such Qualified Sale until the expiration of the no sale period provided for in the Purchase Agreement (in the case the Selling Party is Alpha). In case a notice of a Qualified Sale is given pursuant to the preceding sentence, the Selling Party agrees, that in the event that the Offeree proposes to cause the Company to adopt takeover defense measures, the Selling Party shall vote FOR the adoption of any such takeover defense measures and shall take such other reasonable actions as it shall be required in order to cooperate with the Offeree(s) in causing the Company to implement such defense measures prior to the consummation of the Qualified Sale.

3.   TAG ALONG.

     3.1. Without derogating from Section 2 above, if the Offeree(s) decline(s) to purchase the Offered Shares in their entirety upon the terms specified in the Offer or do(es) not respond to the Offer within the 3 business-days period mentioned in Section 2.3, a Selling Party who wishes to Transfer a block of Ordinary Shares that represents in the aggregate 5% (five percent) or more of the issued and outstanding share capital of the Company on the date of the Tag Along Offer (as defined below) to a proposed third party purchaser (the "PROPOSED PURCHASER"), shall send the other Shareholder(s) (each, a "TAG ALONG SHAREHOLDER") a written notice in which the Selling Party shall specify the following information (the "TAG ALONG OFFER"): (i) the number of shares that the Selling Party proposes to sell or transfer (the "TAG ALONG SHARES"); and (ii) the price that the Selling Party will receive in respect of the Tag Along Shares, which shall be stated in cash, and the requested terms of payment thereof; (iii) the proposed date for sale of the Tag Along Shares; and (iv) the identity of the proposed third party purchaser. For the purpose of this Section 3, (i) a proposed Transfer of Ordinary Shares to any person or group of persons (other than to Permitted Transferees) of an aggregate of 5% (five percent) or more of the issued and outstanding share capital of the Company during any six months period shall be subject to this Section; (ii) unless expressly stated otherwise, any reference in this Section to "Shareholder" shall also include its Permitted Transferees which become the holders or owners of Ordinary Shares, whether directly or beneficially following a Permitted Transfer, and (iv) any Permitted Transferees of the Selling Party, which are or become the holders or owners of Ordinary Shares, whether directly or beneficially, shall not be deemed a Tag Along Shareholder in a Transfer by such Selling Party.

     3.2. Each Tag Along Shareholder shall have the right to notify the Selling Party in writing, within three (3) business days after it is informed of the Tag Along Offer of its intention to exercise its tag along right pursuant to this Section 3 (the "TAG ALONG EXERCISE NOTICE"), in an amount of Ordinary Shares of up to the Tag Along Shareholder's Pro-Rata Portion (as defined below), as the Tag Along Shareholder shall specify in the Tag Along Exercise Notice, and on the same terms and conditions to the Tag Along Shareholder as set forth in the Tag Along Offer.

     3.3. A Tag Along Shareholder's "PRO-RATA PORTION" shall mean the number of Tag Along Shares multiplied by a fraction, (i) the numerator of which shall be the number of Ordinary Shares held by such Tag Along Shareholder and (ii) the denominator of which shall be the total number of Ordinary Shares held by all Tag Along Shareholder(s) as of such date, plus the total number of Ordinary Shares held by the Selling Party as of such date. Without derogating from the above, it is clarified that the pro-rata portion of any single member comprising of Alpha of the Tag Along Shareholder's Pro-Rata Portion need not necessarily reflect such member's pro-rata portion holdings vis-a-vis the other members of Alpha.


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     3.4. In the event that any Tag Along Shareholder exercises its right hereunder, the Selling Party shall use commercially reasonable efforts to cause the Proposed Purchaser to add such number of Ordinary Shares indicated in the Tag Along Exercise Notice(s), in addition to the Tag Along Shares to be purchased by the Proposed Purchaser from the Selling Party, as part of the sale agreement; or, in the event that the Proposed Purchaser declines to purchase the total number of Ordinary Shares that the parties wish to sell, then the number of Tag Along Shares proposed to be sold by the Selling Party shall be accordingly reduced to the extent necessary to provide for the Transfer by the Tag Along Shareholder(s) of its/their Ordinary Shares as indicated in its Tag Along Exercise Notice(s); PROVIDED HOWEVER, that a Tag-Along Shareholder exercising its tag along right pursuant to this Section in respect of less than its Pro-Rata Portion shall sell such lower amount, with the balance thereof to be allocated pro-rata among the other Tag-Along Shareholder(s) and the Selling Party, and either complete the transaction in accordance with such revised structure or withdraw from completing the transaction.

     3.5. To the extent the Tag Along Shareholder exercised its right under this
          Section 3, its Transfer of Ordinary Shares to the Proposed Purchaser shall be made on the same terms and conditions to the Tag Along Shareholder as those on which the Selling Party is transferring its Tag Along Shares.

     3.6. In the event the transactions contemplated by a Tag Along Offer shall not be consummated by the Selling Party for any reason, the Tag Along Shareholder(s) shall not be required to sell any Ordinary Shares to the Proposed Purchaser. The Selling Party shall have sole discretion in deciding whether or not to consummate the transaction contemplated by the Tag Along Offer (regardless of the exercise by the Tag Along Shareholder of its rights), and shall have no liability towards the Tag Along Shareholders if such transactions are not consummated.

     3.7. In the event that the Selling Party proposes to effect a Transfer on terms and conditions less favorable than as set forth in the Tag Along Offer or in the event that the transaction thereunder is not consummated within 90 days after the lapse of the 3 businesses-day period set forth in Section 3.1 above, then the Selling Party shall not proceed with any Transfer without the Selling Party again complying with the terms and conditions of this Section 3.

     3.8. The proceeds of any Transfer made by a Selling Party not in compliance with the provisions of this Section 3 shall be deemed to be held by the Selling Party in constructive trust for each of the Tag-Along Shareholder(s) in an amount representing each such Tag-Along Shareholder(s) Pro Rata Portion.

     3.9. Notwithstanding the foregoing, a Tag Along Shareholder shall not be entitled to exercise the tag along rights pursuant to this Section 3 until the third anniversary of the Closing if as a result of the exercise thereof (i) the Proposed Purchaser will hold 25% or more of the then issued and outstanding share capital of the Company and (ii) Alpha and Ronex (and their respective Permitted Transferees) will jointly hold less than 25% of the then issued and outstanding share capital of the Company; in which case the Selling Party and each Tag Along Shareholder shall only be entitled to sell to the Proposed Purchaser such number of shares equal to their respective pro-rata portions of the total number of shares permitted to be sold while complying with the above (the "PERMITTED SHARES") (but in no event shall the Tag Along Shareholder be required to sell more shares than as stated in its Tag Along Exercise Notice). Each party's pro-rata portion shall be equal to the number of shares held by such party divided by the total number of shares held by all parties participating in such sale. Without derogating from the above, it is clarified that the pro-rata portion of any single member comprising of Alpha of Alpha's pro-rata portion of the Permitted Shares need not necessarily reflect such member's pro-rata portion holdings vis-a-vis the other members of Alpha. For the purpose of this Section 3.9, "holding" shall have the meaning ascribed to it in the Companies Law, except that it shall include the holding of any convertible securities as if exercised or converted into Ordinary Shares of the Company.


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4.   EXCEPTIONS AND PERMITTED TRANSFEREES.

     4.1. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2 and 3 above shall not apply to (i) any Transfer of Ordinary Shares of the Company by a Shareholder to its Permitted Transferees (as defined and subject to the conditions set forth below); (ii) the Transfer by a Shareholder of Ordinary Shares on a stock exchange in open market transactions; (iii) Transfers pursuant to a registration statement effected consistent with the Registration Rights Agreement dated as of the date hereof between the Company and Alpha, as amended; and (iv) Transfer pursuant to a tender offer.

     4.2. For purposes of this Agreement, "PERMITTED TRANSFEREE" means (i) with respect to Alpha: (a) each member comprising Alpha, its controlling holder (in case of a corporate entity) or its beneficiary (in case of a trust) (the "ALPHA PROMOTERS") (b) any grandparents, parents, siblings, children, lineal descendant of such persons (including step and adopted children), and any spouse (including, former spouse, widow or widower) of the Alpha Promoters or any of the foregoing, or trust of which at least one of the foregoing is the beneficiary thereof; (c) any affiliate of the Alpha Promoters or the persons indicated in (b) above; (ii) with respect to Ronex - any limited partnership that is an investor in Ronex, the partners of any such limited partnership and any entity controlled by, controlling or under common control with any such partnership; provided that in each case in (i) and (ii), the Permitted Transferee has agreed in writing to assume and be bound by all of a Shareholder's obligations hereunder as if it were an original party hereto by delivering a counterpart of this Agreement to the other parties hereto (a "PERMITTED TRANSFER").

     4.3. For all purposes under this Agreement, including for the provisions of Sections 2 and 3, each party and its Permitted Transferees which become the holders or owners of Ordinary Shares, whether directly or beneficially, as a consequence of a Permitted Transfer, shall be considered as one party, enjoying jointly (and only jointly) all the rights and jointly and severally assuming all of the obligations pursuant to the terms of this Agreement. To the extent requested by Alpha or Ronex, the Permitted Transferee shall be required to provide to the requesting party instruments that may be required under applicable law to ensure the binding effect of this Section 4.3.

5. DISCUSSIONS PRIOR TO SHAREHOLDER MEETINGS. The Shareholders agree to cooperate on Company matters and to make reasonable efforts to meet regularly, and in any event prior to each general meeting of the shareholders of the Company, in order to review, discuss and, subject to the provisions of applicable law, to attempt to reach a unified position with respect to principal issues on the agenda of each such shareholders' meeting (which, for the avoidance of doubt, shall be subject to and shall not derogate from the provisions of Section 1 or any other section in this Agreement). The Shareholders agree to vote AGAINST any proposed change to the Company's articles of association and/or any other resolution at any shareholder meeting, which will conflict or otherwise contravene with the provisions of this Agreement.


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6.   JOINT SHAREHOLDERS COMMITTEE. The Shareholders shall appoint a joint shareholders Committee (the "JOINT COMMITTEE") for consultation purposes, which shall comprise of four members, two of which shall be designated by each of Alpha and Ronex. For the avoidance of doubt, the Joint Committee is not a committee of the Company and/or the Board and shall not bind the Company in any way.

7. SHARE ADJUSTMENTS. In the event of any share split (bonus shares), share dividend (including any dividend or distribution of securities convertible into share capital), recapitalization, reorganization, combination or other like change with respect to the Company's shares, or the acquisition or receipt by any Shareholder of additional Ordinary Shares, the provisions of this Agreement shall apply also to any such Ordinary Shares issued to, purchased or otherwise held by the Shareholders.

8. STANDSTILL. During the period commencing on the date hereof and until the Closing or the earlier termination of this Agreement in accordance with its terms, Ronex shall not, and shall cause its affiliates not to, directly or indirectly, (i) offer for sale (including short sale), sell, transfer, exchange, tender, create any Encumbrance, assign, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase otherwise dispose of, or enter into any contract or arrangement with respect to, or consent to, or offer any, of the foregoing, any of the Ordinary Shares owned or controlled by them, whether beneficially or otherwise held by them or their affiliates, or any interest therein, to any person; and (ii) except as contemplated by or permitted by this Agreement, grant any proxies or powers of attorney, deposit any Ordinary Shares into a voting trust or enter into a voting agreement with respect to any Ordinary Shares owned or controlled by them, whether beneficially or otherwise held by them or their affiliates. "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, equities, claims, restrictions, options, proxies, security interest, encumbrance, or any other rights of third parties that would impose any restriction on the exercise of sole voting power over any security, provided however that with respect to Ronex, the pledge of shares by Ronex for the benefit of a banking institution or the transfer of shares in connection with the realization of a pledge, if any, created by Ronex for the benefit of a banking institution on the Company's shares held by Ronex, shall not be deemed an "Encumbrance".

9. NO - SOLICITATION. During the period commencing on the date hereof and until the Closing or the earlier termination of this Agreement in accordance with its terms:

     9.1. Ronex shall not, and shall cause its affiliates and their respective employees, officers, directors, agents and other advisors and representatives not to, whether directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Other Proposal (as defined below); (ii) make, or in any way participate, directly or indirectly, in any Other Proposal or Other Transaction, (iii) engage or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Other Proposal; (iii) respond to or engage in discussions with any person with respect to any Other Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Other Proposal; or (v) enter into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to any Other Transaction (as defined below). Ronex shall, and shall cause its affiliates and their respective employees, officers, directors, agents and other advisors and representatives to, immediately cease all existing activities, discussions and negotiations with any person conducted heretofore with respect to any Other Proposal and request the return of all confidential information regarding the Company and its affiliates or pertaining to any Other Proposal provided to any such person prior to the date hereof pursuant to the terms of any confidentiality agreement or otherwise.


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     9.2. Ronex shall promptly advise Alpha orally and in writing of any request, statement of intent, inquiry, referral or offer received by Ronex or its affiliates that could lead to an Other Proposal, the material terms and conditions thereof, and the identity of the person or group making any such request, statement of intent, inquiry, referral, offer or Other Proposal. Ronex will keep Alpha informed in all respects of the status and details (including material amendments or proposed amendments) thereof.

     9.3. For the purpose of this Section 9, the following terms shall have the following meanings:

          9.3.1. "OTHER PROPOSAL" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Alpha or its affiliates), oral or written, relating to any Other Transaction.

          9.3.2. "OTHER TRANSACTION" shall mean any transaction or series of transactions, other than the transactions contemplated by this Agreement, the Purchase Agreement and the Related Agreements thereunder (as defined therein), involving: (i) any merger, exchange, consolidation, business combination, plan of arrangement, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer, purchase, sale (including short sale), transfer, option, proxies or other transaction (A) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing 5% or more of the outstanding securities of any class of voting securities or debt securities of the Company or any material subsidiary thereof; or
               (B) in which the Company or any material subsidiary thereof issues securities representing 5% or more of the outstanding securities of any class of voting securities of the Company or any material subsidiary thereof or debt securities; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 5% or more of the consolidated net revenues, consolidated net income or consolidated assets (including for this purpose the outstanding equity securities of the Company's subsidiaries) of the Company or any material subsidiary thereof (but other than in the ordinary course of business consistent with past practice); (iii) "solicitation" of "proxies" to vote (as such terms are used under the Exchange Act) with respect to any Ordinary Shares, calling or seeking to have called a meeting of shareholders of the Company or execution of any written consent in lieu of such a meeting, submitting a shareholder proposal to the Company or a demand that the Company convene a shareholders meeting, or seeking to advise or influencing any person or entity with respect to the voting of any voting securities of the Company; or (iv) seeking control of the management or the Board of Directors of the Company or policies of the Company, or any change which results or is reasonably likely to result in a change in the majority of the persons who constitute the board of directors of the Company as of the Closing.

10.  VOTING UNDERTAKING AND PROXY.

     10.1. Ronex hereby agrees, at any annual, extraordinary, or special meeting of the shareholders of the Company called to approve the Series Agreements (as defined below), and at any postponement(s) or adjournment(s) thereof, or pursuant to any consent in lieu of a meeting or otherwise (the "MEETING"), to vote (or cause to be voted) all Ordinary Shares that Ronex now or hereafter owns or controls, whether beneficially or otherwise held by it or its affiliates (including as a result of exercise of the options or other securities or rights convertible, exercisable or exchangeable into Ordinary Shares or otherwise) (collectively, the "SHARES") in the following manner: (i) in favor of the Purchase Agreement, the Related Agreements (as defined thereunder) and the Separation Agreement between the Company and its Chief Executive Officer, each of the transactions contemplated thereby, and any actions required in furtherance thereof or matter related thereto (collectively, together with this Agreement, the "SERIES AGREEMENTS"); (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or Ronex hereunder or under the Series Agreements; (iii) except as otherwise expressly agreed to in writing in advance by Alpha, against any Acquisition Proposal or Acquisition Transaction (as defined in the Purchase Agreement) and any Other Proposal or Other Transaction; and (v) any other action involving the Company or its subsidiaries which is intended, or could in any manner be expected, to impede, interfere with, delay, postpone, or adversely affect the Series Agreements. Ronex shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of the provisions and undertakings referred to in this Section 10 and any proxies heretofore given by Ronex in respect of the Shares are hereby revoked.

     10.2. As promptly as possible, but in no event later than 14 days prior to the date scheduled for the Meeting, Ronex and each of its affiliates shall deliver to Alpha a validly executed irrevocable proxy, in a form reasonably requested by Alpha and shall cause any record holder(s) of the Shares to grant proxy(ies) in substantially similar form, accompanied by confirmation of ownership for the Meeting from the bank or other holder with which the Shares are deposited.

     10.3. Ronex understands and acknowledges that Alpha is entering into the Series Agreements in reliance upon Ronex's execution, delivery and performance of this Agreement. The irrevocable proxy set forth in
          Section 10.2 is given in connection with the execution of the Series Agreements to secure the performance of the duties of Ronex thereunder. Ronex hereby further affirms that unless this Agreement is terminated in accordance with its terms, the irrevocable proxy(ies) pursuant to Section 10.2 may under no circumstances be revoked.

     10.4. Without derogating from the provisions of Section 8, the provisions of this Section 10 and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, Ronex's successors and assigns, and notwithstanding any transfer of the Shares, the transferor shall remain liable for the performance of all obligations of the transferor hereunder.

11.  TERM; TERMINATION.

     11.1. The grant of the approval under the Israeli Restrictive Trade Practices Law, 1988 and the regulations promulgated thereunder, or the expiration or waiver of the applicable waiting period thereunder, shall be a condition precedent to the effectiveness of Sections 1.1, 1.5, 5 and 6.

     11.2. This Agreement shall terminate on the earlier to occur of (i) the fifth anniversary of the Closing, (ii) the termination of the Purchase Agreement, for any reason, pursuant to its terms, and (iii) the first date on which either party holds less than 1,100,000 Ordinary Shares of the Company (as adjusted pursuant to Section 7).

12.  MISCELLANEOUS.

     12.1. ALPHA. Members comprising Alpha and their respective Permitted Transferees shall be treated as one group (and accordingly as a single Shareholder) for purposes of this Agreement.

     12.2. INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The words "herein," "hereof," "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; the word "person(s)" shall include an individual, corporation, partnership, association, trust, enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; the phrase or words "beneficial ownership" of any securities or "own" (and words and phrases of similar import) shall mean beneficial ownership for purposes of Rule 13d-3 under the Exchange Act (and for the purposes of Rule 13d-3(d)(1)(i) as if the right to acquire beneficial ownership of such security would have been within 60 days); the word "affiliate(s)" (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act of 1933, as amended, and with respect to any natural person, also, (i) grandparents, parents, siblings, lineal descendant of such person or their spouse (including step and adopted children), and any spouse (including, former spouse, widow or widower) of such person or any of the foregoing, (ii) any trust established for the benefit of such natural person or any affiliate of such natural person, or (iii) any executor or administrator of the estate of such natural person; the word "group" shall mean any group of persons acting together in the manner described in Rule 13d-5(b)(1) under the Exchange Act; and the term "business day" shall mean normal business hours on a business day in the place of recipient.

     12.3. FEES AND EXPENSES. Each Shareholder shall bear its own legal fees and all related expenses in connection with this Agreement.

     12.4. NOTICES. All notices to be given to a party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, upon delivery,
          (ii) if given by email or facsimile transmission, upon transmission and electronic confirmation of receipt (or recipient's electronic "read receipt" in case of email) or (if transmitted and received on a non-Business Day) on the first business day following transmission and electronic confirmation of receipt (or recipient's electronic "read receipt" in case of email, (iii) if given by air courier, two business days following the delivery to the courier service, or (iv) if mailed by registered mail, return receipt requested, seven days following the date it was mailed, to such party's address as set forth below or at such other address as such party shall have furnished to the other party in writing in accordance with this provision (provided, however, that any notice of change of address shall only be valid upon receipt):

          If to Alpha:

                         Mr. Eli Gelman
                         13 Yoav Street, Tel Aviv 69938, Israel
                         Facsimile No.: 972-(3)-6352724
                         Email:         gelmaneli@gmail.com

                         And to:
                         Mr. Avinoam Naor
                         Hashikma 1, Savyon 56518, Israel
                         Tel:           (972)-(3)-7371111
                         Fax:           (972)-(3)-7371110
                         Email:         avin@naorf.com

          With a copy to (which shall not constitute notice):

                         Meitar Liquornik Geva & Leshem Brandwein
                         16 Abba Hillel Rd. Ramat Gan 52506, Israel
                         Tel:           (972)-(3)-610-3100
                         Fax:           (972)-(3)-6103-111
                         Attention:     Dan Geva, Advocate
                                        Shira Azran, Advocate
                         Email:         dan@meitar.com
                                        sazran@meitar.com

          If to the Ronex:

                         c/o FIMI IV 2007 Ltd.
                         "Rubinstein House"
                         37 Begin Road, Tel-Aviv, Israel
                         Tel:           (972)-(3)-5652244
                         Fax:           (972)-(3)-5652245
                         Attention:     Ishay Davidi
                         Email:         Ishay@fimi.co.il

          With a copy to (which shall not constitute notice):

                         Naschitz, Brandes & Co.
                         5 Tuval Street, Tel-Aviv 67897 Israel
                         Tel:           (972)-(3)-6235022
                         Fax:           (972)-(3)-6235106
                         Attention:     Sharon A. Amir, Advocate
                         Email:         samir@nblaw.com

          or to such other address as the parties may from time to time designate in writing.

     12.5. WAIVER. Any waiver hereunder must be in writing, duly authorized and signed by the party to be bound, and shall be effective only in the specific instance and for the purpose for which it was given. No failure or delay on the part of a Shareholder in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     12.6. ENTIRE AGREEMENT. This Agreement, the exhibits and the schedules hereto and the documents furnished by the parties hereto in connection with the transactions contemplated herein constitute the entire agreement among the parties hereto with respect to the matter hereof and supersede any other agreement, written and oral, that may have been made or entered into by the Shareholders relating to the transactions contemplated by this Agreement.

     12.7. AMENDMENTS. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the majority of the Alpha Promoters and Ronex. Any amendment effected in accordance with this Section shall be binding upon all parties to this Agreement.

     12.8. LIMITATIONS ON RIGHTS OF THIRD PARTIES. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Shareholders, any rights or remedies under this Agreement, except that the Company is an intended third party beneficiary of Section 3.9 hereof.

     12.9. CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     12.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile signature, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

     12.11. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any dispute arising under or with respect to this Agreement shall be resolved exclusively in the appropriate court located in Tel Aviv, Israel.

     12.12. FURTHER ASSURANCES. The parties hereto shall execute and deliver such additional documents and shall take such additional actions (including without limitation procuring such resolutions or regulatory approvals) as may be reasonably necessary or appropriate to effect the provisions and purposes of this Agreement and the consummation of the transactions contemplated hereby.

     12.13. SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected, impaired or invalidated thereby, and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     12.14. ASSIGNMENT. Except as expressly permitted herein, this Agreement is not assignable by any party hereto, and each of the parties hereto shall not assign or otherwise transfer, in whole or in part, this Agreement, and/or any of its rights, interests or obligations hereunder to any third party, without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

                            [Signature Pages Follow]

       IN WITNESS WHEREOF, the Shareholders have each caused this Shareholders Agreement to be duly executed as of the date first above written.

                                     ALPHA:

                                     -----------------------------------------
                                     Name: AVINOAM NAOR
                                     By: AVINOAM NAOR

                                     -----------------------------------------
                                     Name: BOAZ DOTAN
                                     By: BOAZ DOTAN

                                     -----------------------------------------
                                     Name: NEHEMIA LEMELBAUM
                                     By: NEHEMIA LEMELBAUM

                                     -----------------------------------------
                                     Name: ELI GELMAN
                                     By: ELI GELMAN

                                     -----------------------------------------
                                     Name: M.R.S.G (1999) LTD. AND MARIO SEGAL
                                     By: MARIO SEGAL

     IN WITNESS WHEREOF, the Shareholders have each caused this Shareholders Agreement to be duly executed as of the date first above written.

RONEX:

RONEX HOLDINGS, LIMITED PARTNERSHIP
By: Ronex Holdings Ltd., its General Partner

--------------------------------------------

Name: Ishay Davidi
Title: CEO